Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 23, 2018 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in Orbotech Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-224982) of KLA-Tencor Corporation. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-224982) of KLA-Tencor Corporation incorporated by reference in this Registration Statement.

Tel Aviv, Israel	/s/ Kesselman & Kesselman
January 31, 2019	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers
International Limited